Exhibit 10.1

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

PAID UP OIL AND GAS LEASE

THIS LEASE AGREEMENT is made as of the 3rd day of June, 2013, between, Noack Farms, LLC, 2711 Dali, Dallas, Texas 75287,

as Lessor (whether one or  more),

and Rockdale Resources Corporation, 11044 Research Blvd Suite A-200, Austin, TX 78759,  as Lessee.  All printed portions of this lease were prepared by the party hereinabove named as Lessee, but all other provisions (including the completion of blank spaces) were prepared jointly by Lessor and Lessee.

1.  In consideration of a bonus in hand paid and the covenants herein contained, Lessor hereby grants, leases and lets exclusively to Lessee the following described land, hereinafter called leased premises:

Being 623.29 acres, more or less, out of the James Reese League, A-303, in Milam County, Texas.  Being the same lands described in a Assignment/Deed dated May 4, 2011 between Stacy Ann Smith Wood to Noack Farms, LLC recorded in Volume 1148, page 634 of the Official Records of Milam County, Texas.  Said lands also described in a Special Warranty Deed dated September 29, 2008 recorded in Volume 1091, page 87 of the Official Records of Milam County, Texas.

in the county of    MILAM , State of Texas, containing   623.29  gross acres, more or less (including any interests therein which Lessor may hereafter acquire by  reversion, prescription or otherwise), for the purpose of exploring for, developing, producing and marketing oil and gas, along with all hydrocarbon and nonhydrocarbon substances produced in association therewith. The term "gas" as used herein includes helium, carbon dioxide and other commercial gases, as well as hydrocarbon gases. In addition to the above-described leased premises, this lease also covers accretions and any small strips or parcels of land now or hereafter owned by Lessor which are contiguous or adjacent to the above-described leased premises, and, in consideration of the aforementioned cash bonus, Lessor agrees to execute at Lessee's request any additional or    supplemental instruments for a more complete or accurate description of the land so covered. For the purpose of determining the amount of any shut-in royalties    hereunder, the number of gross acres above specified shall be deemed correct, whether actually more or less.

2.  This lease, which is a "paid-up" lease requiring no rentals, shall be in force for a primary term of two (2) years from the date hereof, and for as long  thereafter as oil or gas or other substances covered hereby are produced in paying quantities from the leased premises or from lands pooled therewith or this lease is otherwise maintained in effect pursuant to the provisions hereof.

3.  Royalties on oil, gas and other substances produced and saved hereunder shall be paid by Lessee to Lessor as follows: (a) For oil and other liquid hydrocarbons separated at Lessee's separator facilities, the royalty shall be one-sixth (1/6) of such production, to be delivered at Lessee's option to Lessor at the wellhead or to Lessor's credit at the oil purchaser's transportation facilities, provided that Lessee shall have the continuing right to purchase such production at the wellhead market price then prevailing in the same field (or if there is no such price then prevailing in the same field, then in the nearest field in which there is such a prevailing price) for production of similar grade and gravity; (b) for gas (including casinghead gas) and all other substances covered hereby, the royalty shall be one-sixth (1/6) of the proceeds realized by Lessee from the sale thereof, less a proportionate part of ad valorem taxes and production severance, or other excise taxes and the costs incurred by Lessee in delivering, processing or otherwise marketing such gas or other substances, provided that Lessee shall have the continuing right to purchase such production at the prevailing wellhead market price paid for production of similar quality in the same field (or if there is no such price then prevailing in the same field, then in the nearest field in which there is such a prevailing price) pursuant to comparable purchase contracts entered into on the same or nearest preceding date as the date on which Lessee commences its purchases hereunder; and (c) if at the end of the primary term or any time thereafter one or more wells on the leased premises or lands pooled therewith are capable of producing oil or gas or other substances covered hereby in paying quantities, but such well or wells are either shut in or production therefrom is not being sold by Lessee, such well or wells shall nevertheless be deemed to be producing in paying quantities for the purpose of maintaining this lease. If for a period of 90 consecutive days such well or wells are shut in or production therefrom is not being sold by Lessee, then Lessee shall pay shut-in royalty of one dollar per acre then covered by this lease, such payment to be made to Lessor or to Lessor's credit in the depository designated below, on or before the end of said 90-day period and thereafter on or before each anniversary of the end of said 90-day period while the well or wells are shut in or production therefrom is not being sold by Lessee; provided that if this lease is otherwise being maintained by operations, or if production is being sold by Lessee from another well or wells on the leased premises or lands pooled therewith, no shut-in royalty shall be due until the end of the 90-day period next following cessation of such operations or production. Lessee's failure to properly pay shut-in royalty shall render Lessee liable for the amount due, but shall not operate to terminate this lease.

4.  All shut-in royalty payments under this lease shall be paid or tendered to Lessor and mailed direct to Lessor at the above address provided above or its successors, which shall be Lessor's depository agent for receiving payments regardless of changes in the ownership of said land. All payments or tenders may be made in currency, or by check or by draft and such payments or tenders to Lessor or to the depository by deposit in the U.S. Mails in a stamped envelope addressed to the depository or to the Lessor at the last address known to Lessee shall constitute proper payment. If the depository should liquidate or be succeeded by another institution, or for any reason fail or refuse to accept payment hereunder, Lessor shall, at Lessee's request, deliver to Lessee a proper recordable instrument naming another institution as depository agent to receive payments.

5.  If  Lessee drills a well which is incapable of producing in paying quantities (hereinafter called "dry hole") on the leased premises or lands pooled therewith, or if all production (whether or not in paying quantities) permanently ceases from any cause, including a revision of unit boundaries pursuant to the provisions of Paragraph 6 or the action of any governmental authority, then in the event this lease is not otherwise being maintained in force it shall nevertheless remain in force if Lessee commences operations for reworking an existing well or for drilling an additional well or for otherwise obtaining or restoring production on the leased premises or lands pooled therewith within 90 days after completion of operations on such dry hole or within 90 days after such cessation of all production. If at the end of the primary term, or at any time thereafter, this lease is not otherwise being maintained in force but Lessee is then engaged in drilling, reworking or any other operations reasonably calculated to obtain or restore production therefrom, this lease shall remain in force so long as any one or more of such operations are prosecuted with no cessation of more than 90 consecutive days, and if any such operations result in the production of oil or gas or other substances covered hereby, as long thereafter as there is production in paying quantities from the leased premises or lands pooled therewith. After completion of a well capable of producing in paying quantities hereunder, Lessee shall drill such additional wells on the leased premises or lands pooled therewith as a reasonably prudent operator would drill under the same or similar circumstances to (a) develop the leased premises as to formations then capable of producing in paying quantities on the leased premises or lands pooled therewith, or (b) to protect the leased premises from uncompensated drainage by any well or wells located on other lands not pooled therewith. There shall be no covenant to drill exploratory wells or any additional wells except as expressly provided herein.

6.  Lessee shall have the right but not the obligation to pool all or any part of the leased premises or interest therein with any other lands or interests, as to any or all depths or zones, and as to any or all substances covered by this lease, either before or after the commencement of production, whenever Lessee deems it necessary or proper to do so in order to prudently develop or operate the leased premises, whether or not similar pooling authority exists with respect to such other lands or interests. The unit formed by such pooling for an oil well which is not a horizontal completion shall not exceed 80 acres plus a maximum acreage tolerance of 10%, and for a gas well or a horizontal completion shall not exceed 640 acres plus a maximum acreage tolerance of 10%; provided that a larger unit may be formed for an oil well or gas well or horizontal completion to conform to any well spacing or density pattern that may be prescribed or permitted by any governmental authority having jurisdiction to do so. For the purpose of the foregoing, the terms “oil well” and “gas well” shall have the meanings prescribed by applicable law or the appropriate government authority, or, if no definition is so prescribed, “oil well” means a well with an initial gas-oil ratio of less than 100,000 cubic feet per barrel, and “gas well” means a well with an initial gas-oil ratio of 100,000 cubic feet or more per barrel, based on a 24-hour production test conducted under normal producing conditions using standard lease separator facilities or equivalent testing equipment; and the term “horizontal completion” means an oil well in which the horizontal component of the gross completion interval in the reservoir exceeds the vertical component thereof. In exercising its pooling rights hereunder, Lessee shall file of record a written declaration describing the unit and stating the effective date of pooling. Production, drilling or reworking operations anywhere on a unit which includes all or any part of the leased premises shall be treated as if it were production, drilling or reworking operations on the leased premises, except that the production on which Lessor’s royalty is calculated shall be that proportion of the total unit production which the net acreage covered by this lease and included in the unit bears to the total gross acreage in the unit, but only to the extent such proportion of unit production is sold by Lessee. Pooling in one or more instances shall not exaust Lessee’s pooling rights hereunder, and Lessee shall have the recurring right but not the obligation to revise any unit formed hereunder by expansion or contraction or both, either before or after commencement of production, in order to conform to the well spacing or density pattern prescribed or permitted by the governmental authority having jurisdiction, or to conform to any productive acreage determination made by such governmental authority. In making such a revision, Lessee shall file of record a written declaration describing the revised unit and stating the effective date of revision. To the extent that any portion of the leased premises is included in or excluded from the unit by virtue of such revision, the proportion of unit production on which royalties are payable hereunder shall thereafter be adjusted accordingly. In the absence of production in paying quantities from a unit, or upon permanent cessation thereof, Lessee may terminate the unit by filing of record a written declaration describing the unit and stating the date of termination. Pooling hereunder shall not constitute a cross-conveyance of interests.

7.  If Lessor owns less than the full mineral estate in all or any part of the leased premises, the royalties and shut-in royalties payable hereunder for any well on any part of the leased premises or lands pooled therewith shall be reduced to the proportion that Lessor’s interest in such part of the leased premises bears to the full mineral estate in such part of the leased premises.

8.  The interest of either Lessor or Lessee hereunder may be assigned, devised or otherwise transferred in whole or in part, by area and/or by depth or zone, and the rights and obligations of the parties hereunder shall extend to their respective heirs, devisees, executors, administrators, successors and assigns. No change in Lessor's ownership shall have the effect of reducing the rights or enlarging the obligations of Lessee hereunder, and no change in ownership shall be binding on Lessee until 60 days after Lessee has been furnished the original or certified or duly authenticated copies of the documents establishing such change of ownership to the satisfaction of Lessee or until Lessor has satisfied the notification requirements contained in Lessee's usual form of division order. In the event of the death of any person entitled to shut-in royalties hereunder, Lessee may pay or tender such shut-in royalties to the credit of decedent or decedent's estate in the depository designated above. If at any time two or more persons are entitled to shut-in royalties hereunder, Lessee may pay or tender such shut-in royalties to such persons or to their credit in the depository, either jointly or separately in proportion to the interest which each owns. If Lessee transfers its interest hereunder in whole or in part Lessee shall be relieved of all obligations thereafter arising with respect to the transferred interest, and failure of the transferee to satisfy such obligations with respect to the transferred interest shall not affect the rights of Lessee with respect to any interest not so transferred. If Lessee transfers a full or undivided interest in all or any portion of the area covered by this lease, the obligation to pay or tender shut-in royalties hereunder shall be divided between Lessee and the transferee in proportion to the net acreage interest in this lease then held by each.

9.  Lessee may, at any time and from time to time, deliver to Lessor or file of record a written release of this lease as to a full or undivided interest in all or any portion of the area covered by this lease or any depths or zones thereunder, and shall thereupon be relieved of all obligations thereafter arising with respect to the interest so released.  If Lessee releases all or an undivided interest in less than all of the area covered hereby, Lessee's obligation to pay or tender shut-in royalties shall be proportionately reduced in accordance with the net acreage interest retained hereunder.

10.  In exploring for, developing, producing and marketing oil, gas and other substances covered hereby on the leased premises or lands pooled or unitized therewith, in primary and/or enhanced recovery, Lessee shall have the right of ingress and egress along with the right to conduct such operations on the leased premises as may be reasonably necessary for such purposes, including but not limited to geophysical operations, the drilling of wells, and the construction and use of roads, canals, pipelines, tanks, water wells, disposal wells, injection wells, pits, electric and telephone lines, power stations, and other facilities deemed necessary by Lessee to discover, produce, store, treat and/or transport production. Lessee may use in such operations, free of cost, any oil, gas, water and/or other substances produced on the leased premises, except water from Lessor's wells or ponds. In exploring, developing, producing or marketing from the leased premises or lands pooled therewith, the ancillary rights granted herein shall apply to the entire leased premises described in Paragraph 1 above, notwithstanding any partial release or other partial termination of this lease. When requested by Lessor in writing, Lessee shall bury its pipelines below ordinary plow depth on cultivated lands. No well shall be located less than 100 feet from any house or barn now on the leased premises or other lands used by Lessee hereunder, without Lessors consent, and Lessee shall pay for damage caused by its operations to buildings and other improvements now on the leased premises or such other lands, and to commercial timber and growing crops thereon. Lessee shall have the right at any time to remove its fixtures, equipment and materials, including well casing, from the leased premises or such other lands during the term of this lease or within a reasonable time thereafter.

11.  Lessee's obligations under this lease, whether express or implied, shall be subject to all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction including restrictions on the drilling and production of wells, and the price of oil, gas and other substances covered hereby. When drilling, reworking, production or other operations are prevented or delayed by such laws, rules, regulations or orders, or by inability to obtain necessary permits, equipment, services, material, water, electricity, fuel, access or easements, or by fire, flood, adverse weather conditions, war, sabotage, rebellion, insurrection, riot, strike or labor disputes, or by inability to obtain a satisfactory market for production or failure of purchasers or carriers to take or transport such production, or by any other cause not reasonably within Lessee's control, this lease shall not terminate because of such prevention or delay, and at Lessees option, the period of such prevention or delay shall be added to the term hereof. Lessee shall not be liable for breach of any express or implied covenants of this lease when drilling, production or other operations are so prevented, delayed or interrupted.

12.  In the event that Lessor, during the primary term of this lease, receives a bona fide offer which Lessor is willing to accept from any party offering to purchase from Lessor a lease covering any or all of the substances covered by this lease and covering all or a portion of the land described herein, with the lease becoming effective upon expiration of this lease, Lessor hereby agrees to notify Lessee in writing of said offer immediately, including in the notice the name and address of the offeror, the price offered and all other pertinent terms and conditions of the offer. Lessee, for a period of fifteen days after receipt of the notice, shall have the prior and preferred right and option to purchase the lease or part thereof or interest therein, covered by the offer at the price and according to the terms and conditions specified in the offer.

13.  No litigation shall be initiated by Lessor with respect to any breach or default by Lessee hereunder, for a period of at least 90 days after Lessor has given Lessee written notice fully describing the breach or default, and then only if Lessee fails to remedy the breach or default, within such period. In the event the matter is litigated and there is a final judicial determination that a breach or default has occurred, this lease shall not be forfeited or cancelled in whole or in part unless Lessee is given a reasonable time after said judicial determination to remedy the breach or default and Lessee fails to do so.

14.  Lessor agrees that Lessee at Lessee's option may pay and discharge any taxes, mortgages or liens existing, levied or assessed on or against the leased premises. If Lessee exercises such option, Lessee shall be subrogated to the rights of the party to whom payment is made and, in addition to its other rights, may reimburse itself out of any royalties or shut-in royalties otherwise payable to Lessor hereunder. In the event Lessee is made aware of any claim inconsistent with Lessor's title, Lessee may suspend the payment of royalties and shut-in royalties hereunder, without interest, until Lessee has been furnished satisfactory evidence that such claim has been resolved.

15. Lessor and Lessee acknowledge that the lands described in this Lease are presently subject to an Oil and Gas Lease dated June 20, 2011, recorded in Volume1150, Page 01, of the Records of Milam County, Texas, from Noack Farms, LLC as Lessor, to Ardent 1, LLC , as Lessee (the "Existing Lease").  This Lease is a binding instrument but is subordinate to the Existing Lease and shall not become effective until the termination or release of the Existing Lease.  Upon termination or release of the Existing Lease this Lease shall become effective and the primary term shall begin to run.   If the Existing Lease does not terminate or is not released by or before December 31, 2020, this Lease shall not become effective and shall automatically be deemed null and void.  Lessor covenants and agrees not to extend, renew, amend, or modify the Existing Lease.   Lessor warrants that it has not entered into any other leases or top leases on any of the lease premises and agrees that no other top leases covering all or any part of the lease premises will be executed by Lessor.

16.  ADDITIONAL PROVISIONS TO THIS LEASE ARE ATTACHED HERETO AS EXHIBIT “A” AND INCORPORATED HEREIN BY REFERENCE.

IN WITNESS WHEREOF, this lease is executed to be effective as of the date first written above, but upon execution shall be binding on the signatory and the signatory's heirs, devisees, executors, administrators, successors and assigns, whether or not this lease has been executed by all parties hereinabove named as Lessor.

                                                                                               LESSOR (WHETHER ONE OR MORE)

Noack Farms, LLC

 By: /s/ Stacy Ann Smith Wood, Manager
       Stacy Ann Smith Wood, Manager

LESSEE (WHETHER ONE OR MORE)

Rockdale Resources Corporation

By:     /s/ Marc Spezialy
Name:     Marc Spezialy
Title:     Chief Executive Officer

ACKNOWLEDGEMENT

STATE OF TEXAS                                              §
                                                                                §
COUNTY OF             Denton                              §

This instrument was acknowledged before me on the      2       day of      June      , 2013, by Stacy Ann Smith Wood, as Manager of Noack Farms, LLC, on behalf of said company.

       /s/ Linda J. Gruber
Notary Public, State of Texas

STATE OF                 Texas                                 §
                                                                                 §
COUNTY OF             Travis                                 §

This instrument was acknowledged before me on the       2       day of      October          , 2013, by               Marc Spezialy               , as              CEO                   of Rockdale Resources Corporation, on behalf of said corporation.

  /s/ Dusty Miller
Notary Public, State of                    Texas

EXHIBIT “A” – ADDENDUM TO PAID UP OIL AND GAS LEASE

Attached to and made a part of the Paid Up Oil and Gas Lease dated        June      3     , 2013, between Noack Farms, LLC, as Lessor, and Rockdale Resources Corporation, as Lessee (this addendum together with the described lease, “Lease”)

1.           In the event of a conflict between the terms of this Exhibit “A” and the terms of the printed lease form to which it is attached, the terms of this Exhibit “A” shall control.

2.           Drilling operations on a pooled unit or units allowed by the provisions of this Lease and approved by appropriate governmental authority shall be considered to be drilling operations effective to maintain this Lease in full force and effect only as to that portion of the leased premises included within the unit.  Production from a well or wells located on any pooled unit shall be considered to be effective to maintain this Lease in force only as to that portion of the leased premises included within the unit or units.

3.           The initial bonus shall be paid to Lessor within ten (10) days of Lessee’s receipt of this Lease executed by Lessor.  The first royalty payment shall be tendered to Lessor within ninety (90) days after the end of the first month of sale.  Thereafter, all royalties that are required to be paid hereunder shall be due and payable on or before the end of the first calendar month following the month of sale.  Each royalty payment shall be accompanied by a schedule, summary or remittance advice identifying this Lease and showing the gross amount and disposition of oil and gas produced.  If any bonus or royalty is not paid when due, such unpaid amounts shall accrue interest at the rate of eighteen percent (18%) per annum retroactive to the time of production, but the interest rate shall never be in excess of the maximum legal interest rate allowed by Texas law.

4.           Lessee’s right to maintain this Lease for a shut-in on a pooled unit solely by the payment of shut-in royalties shall be a recurring right that may be exercised from time to time.  However, the right shall be limited to a period not to exceed two years in the aggregate after the expiration of the primary term.  The shut-in royalty shall be five dollars ($5.00) per acre or a total of $3,116.45 per year.  To receive credit for any shut-in months prepaid but not used during a year, Lessee must give Lessor written notice of the unused months within thirty (30) days after the end of the prepaid year.  Any shut-in royalties tendered to Lessor shall not be recouped from or credited against future payments made to Lessor under the terms of this Lease.

5.           Lessee hereby releases and discharges Lessor and the owner and all occupants or licensees of the surface estate, together with each of their current and former members, managers, officers, employees, partners, agents, contractors, subcontractors, guests, licensees, invitees and mortgagees and their respective heirs, successors and assigns (collectively, the “Lessor Parties”) from any and all claims, causes of action, liabilities, damages, losses, costs, expenses and injuries of any type whatsoever which are caused, in whole or in part, directly or indirectly, by (a) the activities of Lessee, its officers, employees, contractors, invitees and agents whether on the leased premises or outside of the leased premises, (b) that may arise out of or be occasioned by Lessee’s breach of this Lease or (c) by any other act or omission of Lessee EVEN IF SUCH CLAIMS, CAUSES OF ACTION OR LIABILITIES ARE CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE OF LESSOR, BUT NOT THE EXTENT SUCH LIABILITIES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LESSOR.  Further, Lessee hereby agrees to INDEMNIFY, DEFEND AND HOLD HARMLESS each of the Lessor Parties against any and all claims, causes of action, liabilities, losses, damages, property damage, personal injury (including death), environmental harm, actions, investigations, costs and expenses or other matters under any theory including tort, contract, statute or strict liability, together with all reasonable attorney fees and other legal disbursements arising from or in any way related to Lessee’s operations or any other of Lessee’s activities in, on or under the leased premises or outside the leased premises or those arising from Lessee’s breach of this Lease.  Each assignee of this Lease, or of an interest herein, agrees to indemnify, defend and hold harmless each of the Lessor Parties as provided above in connection with the activities of Lessee.  ALL OF THE INDEMNIFICATION OBLIGATIONS AND LIABILITIES ASSUMED UNDER THE TERMS OF THIS LEASE SHALL BE WITHOUT LIMITS AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF, STRICT LIABILITY OR THE SOLE, JOINT OR CONCURRENT NEGLIGENCE OF ANY NEGLIGENCE OF ANY LESSOR PARTY.

6.           Lessor makes no warranty of any kind with respect to tile to the surface or mineral estate in the leased premises or any portion of or interest therein.  All warranties that might arise by common law or statute including, without limitation, under Section 5.023 of the Texas Property Code, are excluded.  By acceptance of this Lease, Lessee acknowledges that is has been given full opportunity to investigate and has conducted sufficient investigation to satisfy itself as to the title to and the condition of the leased premises.  No other express or implied warranties of any type whatsoever are given and all such warranties are hereby disclaimed.  To the extent any subordination agreement is required or requested by Lessee, Lessee shall, at its sole cost and expense, obtain any subordination agreements.  Lessor shall have no liability or responsibility for obtaining any subordination agreement or for any failure or inability to obtain same.

7.           Lessor shall have no personal liability for the repayment of any overpayment of royalties.  Lessee may recoup an overpayment from Lessor’s share of future production that must be brought to Lessor’s attention in writing within two (2) years of the overpayment.

8.           All references in this lease to “other minerals” are hereby deleted.  This Lease is intended to cover only oil and gas, but some other substances may be produced necessarily with and incidental to the production of oil or gas from the leased premises and, in such event, this Lease shall also cover such other produced substances.  Lignite, coal and sulfur are expressly excluded from this Lease.  Lessor shall receive a one-sixth (1/6th) royalty of all such other substances so produced free of all costs.

9.           Noise levels from Lessee’s operations shall be kept to a minimum, taking into consideration reasonably available equipment and technology in the oil and gas industry, the level and nature of development and surface use elsewhere in the vicinity of Lessee’s drill sites.

10.           ANY LIABILITY OF LESSOR FOR ANY BREACH OR DEFAULT BY LESSOR OR ANY OTHER CLAIM AGAINST LESSOR UNDER THIS LEASE OR OTHERWISE SHALL BE LIMITED SOLELY TO ITS INTEREST IN THE LEASED PREMISES; AND IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LESSOR IN CONNECTION WITH THIS LEASE; NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LESSOR.  UNDER NO CIRCUMSTANCES WHATSOEVER SHALL LESSOR EVER BE LIABLE FOR PUNITIVE, CONSEQUENTIAL, LOST PROFITS OR SPECIAL DAMAGES UNDER THIS LEASE, AND LESSEE WAIVES ANY RIGHTS IT MAY HAVE TO SUCH DAMAGES UNDER THIS LEASE.

11.           Lessee shall not use any surface water from stock tanks without negotiating a reasonable fee; however, Lessor may use water for drilling operations from any creek as long as it is running and not dry.  Lessor has a right to drill a single water well for its operations; however, upon termination of the Lease or Lessee’s cessation of use of the well, whichever is sooner, Lessor, in its sole discretion, has the right but not the obligation to accept ownership of the well.  If Lessor elects to accept the water well, then Lessee shall execute, deliver and/or record all instruments necessary to transfer ownership of the well to Lessor, including any transfer forms required by any governmental authority having jurisdiction.  If Lessor elects not to accept the well, then within ninety (90) days after termination or abandonment, Lessee shall remove all surface equipment pertaining to the well, plug and abandon the well in compliance with all applicable laws, rules and regulations, and restore the surface of the affected land to as near its original condition as is reasonably possible.  Lessee shall comply with all applicable rules in disposition, by reinjection or otherwise, of salt water, brine or other fluids utilized in or resulting from operations, and shall not cause or permit any such substances to damage or pollute the surface of the leased premises or any fresh water lying thereunder.

12.           Lessee (a) warrants and represents that all contractors, subcontractors, employees or agents involved in any activity on the leased premises shall maintain worker’s compensation insurance on such terms as are reasonably acceptable to Lessor and (b) agree to indemnify, defend and hold Lessor harmless from any and all claims, causes of action, liabilities, damages, judgments, losses, expenses and costs of any type whatsoever including, without limitation, reasonable attorneys’ fees, asserted against or incurred by Lessor and arising from or related to, directly or indirectly, any failure to maintain the worker’s compensation insurance described in this paragraph.

13.           Notwithstanding anything to the contrary in this lease, Lessee does not have the right to construct or maintain treatment plants, processing plants, compression stations or other such plants, stations or storage facilities on the leased premises.  Lessee shall construct only those facilities necessary for the operation, production, marketing and storage of hydrocarbons and associated liquids produced from wells drilled from the leased premises, but not otherwise.  Lessee shall not construct any permanent buildings on the leased premises but may use temporary mobile buildings during drilling, completion or re-working operations.

14.           In the exercise of the rights and privileges herein granted to it, Lessee will exercise, and will cause all of its employees, agents, contractors and subcontractors to exercise, reasonable care to prevent damage to the leased premises and any improvements, property or vegetation thereon.  Lessee shall at its own expense maintain and keep all well sites, fences, gates, or other improvements, if any, located thereon, and all production facilities, including wellhead, tank batteries, separators and other equipment, in good repair and condition.

15.           Lessee shall pay Lessor for all damages actually caused to fences, personal property, improvements, trees, livestock, and the surface of the land not confined to a well site, road or pipeline location, caused by the operations of Lessee, including but not limited to damage caused by the escape of oil, salt water, or waste products.  Lessee shall pay the surface owner the following sums as compensation for surface damages of the type normally associated with the drilling of an oil and gas well after this Lease vests:  $1,000.00 per acre for well sites (with payments for fractions of an acre to be prorated based on the fraction of the acre used); provided, however, payment of such sums shall not relieve Lessee from responsibility to pay for damages actually caused to fences, improvements, vegetation, trees, pasture, growing crops, livestock, or other property damages not otherwise confined to the actual surface of the well site location, road or pipeline.   Payments for well sites, pipelines and roads shall be made no later than thirty (30) days after the completion of the installation or construction of each such well site, pipeline or road.  The foregoing payments do not cover any extraordinary surface damages, any contamination of soil or groundwater resulting from blowout or other escape of oil, gas or produced water from Lessee’s wells or facilities, or surface damages occasioned by the negligence, gross negligence or willful conduct of Lessee or any of its agents, representatives or contractors, nor shall such payments in any way alter or relieve Lessee of its obligations to repair and restore the surface of the leased premises to as near its original condition as is reasonably practicable.

17.           Lessee shall consult with Lessor and obtain Lessor’s approval concerning the location and use of new and existing roads on the leased premises prior to the construction or use of such roads, provided that Lessor shall permit Lessee reasonable access routes on and across the leased premises for the accomplishment of the purposes of this lease.  Such roads may be used by Lessee, Lessee’s agents or assigns, for Lessee’s authorized operations on the leased premises only.  Any road constructed by Lessee shall be no more than twenty (20) feet in width.  Lessee’s ingress and egress to well sites on the leased premises shall be restricted to designated access roads.  Any such road shall be a gravel or caliche road constructed in a manner which will permit the flow of water consistent with the adjacent area, and shall be maintained by Lessee as an all-weather road in good condition.

18.           Unless otherwise approved by Lessor, all fence openings that are used by Lessee shall be closed by a permanent gate which shall be kept closed and locked at all times when not in use.  Lessor shall be provided with a key or access code to any such gate.

19.           No well shall be drilled and no pipelines, roads or surface facilities shall be placed within five hundred (200) feet of any existing cattle pens, residence, cabin or barn on the leased premises without Lessor’s prior consent, which consent shall not be unreasonably withheld.

20.           Lessee agrees to repair all damages to the leased premises which are caused by operations under this Lease including, but not limited to, the filling and leveling of all slush pits, depressions, ditches and ruts, and the removal of any and all debris incident to the operations hereunder; to restore and brace any fences that might be damaged in connection with the operations hereunder; and to restore the surface of the leased premises to as nearly the same condition as the same was in prior to any operations hereunder insofar as is reasonably possible to do so including the removal from the land of all caliche, rock, or other materials hauled thereon incident to any operations.  To the extent not specified elsewhere in this lease, such repairs and restoration are to be made by the Lessee from time to time and as soon as Lessee has finished with the use of the area where such damages occur.

21.           Lessee will construct and maintain temporary fences, sufficient to turn cattle, surrounding all pumpjacks and all pits and excavations until such pits and excavations are leveled.  Lessee shall fill and level all pits and excavations no later than one hundred eighty (180) days after their initial construction, weather permitting.